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                                                                     Exhibit 4.7

                                SECOND AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        CABOT INDUSTRIAL PROPERTIES, L.P.

      THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Amendment") dated as of September 3, 1999, is entered into by CABOT INDUSTRIAL TRUST, a Maryland real estate investment trust, as general partner (the "General Partner") of CABOT INDUSTRIAL PROPERTIES, L.P. (the "Partnership"), for itself and on behalf of the limited partners of the Partnership, and ________________ ("Contributor").

      WHEREAS, Section 4.2(a) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such section; and

      WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.2(a) and 14.1(b) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Partnership Units, the Series C Preferred Units (as hereinafter defined), and to set forth the designations, rights, powers, preferences and duties of such Series C Preferred Units, (ii) to issue the Series C Preferred Units to Contributor and admit Contributor as an Additional Limited Partner and (iii) to make certain other changes to the Partnership Agreement.

      WHEREAS, Contributor intends to transfer its Series C Preferred Units to ________ LLC Delaware limited liability company ("LLC"), whereupon reference herein to Contributor shall be deemed to be references to LLC.

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

      Section 1. Definitions. For purposes of this Amendment, the term "Parity Preferred Units" shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series C Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term "Priority Return" shall mean, an amount equal to 8.625% per annum, determined on the basis of a 360 day year of twelve 30 day months, cumulative to the extent not distributed for any given
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distribution period pursuant to Section 5.1 of the Partnership Agreement, of the stated value of $25 per Series C Preferred Unit, commencing on the date of issuance of such Series C Preferred Unit. The term "Subsidiary" shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of(i) voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such person. The term "PTP" shall mean a "publicly traded partnership" within the meaning of Section 7704 of the Code. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement. The term "Preferred Limited Partner" means any Person holding a Preferred Unit, and named as a Preferred Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Preferred Limited Partner in the Partnership.

      Section 2. Designation and Number. A series of Partnership Units in the Partnership designated as the "8.625% Series C Cumulative Redeemable Preferred Units" (the "Series C Preferred Units") is hereby established. The number of Series C Preferred Units shall be for 2,600,000.

      Section 3. Distributions. (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1 of the Partnership Agreement, holders of Series C Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the rate per annum of 8.625% of the original Capital Contribution per Series C Preferred Unit. In the event that on or prior to March 31, 2000 (i) the General Partner's senior unsecured debt shall have an unconditional, published Standard & Poor's rating of at least "BBB" and (ii) neither Moody's nor any other rating agency with offices located in at least five (5) cities in the United States shall have in effect an unconditional, published rating of the General Partner's senior unsecured debt which is lower than its rating for such senior unsecured debt as of the date hereof, then beginning on the date on which each of such foregoing conditions are met, the rate per annum shall be 8.50% of the original Capital Contribution per Series C Preferred Unit, in which case the designation of the Series C Preferred Units will change accordingly to reflect such new distribution rate; provided, that, if (y) either Moody's or any other rating agency with offices located in at least five (5) cities in the United States shall have in effect on March 31, 2000 an unconditional, published rating of the General Partner's senior unsecured debt which is lower than its rating of such senior unsecured debt as of the date hereof or (z) a Standard & Poor's rating of at least "BBB" shall no longer be in effect on March 31, 2000, then the revised rate herein provided shall be void ab initio and the General Partner shall pay on March 31, 2000, in addition to the distribution due to the holders of the Series C Preferred Units, the difference between (1) the dividend that would have accrued at the original rate of 8.625% per annum during the current and any prior quarterly distribution period and (2) the distribution that actually accrued during such distribution periods at the voided rate of 8.50% per annum. Promptly after April 1, 2000 the parties hereto shall execute, acknowledge and deliver or cause to be executed acknowledged and delivered all instruments and documents as may be reasonably necessary or desirable to memorialize the revised distribution rate. Such
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distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year commencing on December 1, 1999 and,
(ii), in the event of (A) an exchange of Series C Preferred Units into Series C Preferred Shares, or (B) a redemption of Series C Preferred Units, on the exchange date or redemption date, as applicable (each a "Preferred Unit Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such period. If any date on which distributions are to be made on the Series C Preferred Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series C Preferred Units will be made to the holders of record of the Series C Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the "Preferred Unit Partnership Record Date").

      The term "Business Day" shall mean each day other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulations or executive order to close.

      (b) Distributions Cumulative. Distributions on the Series C Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series C Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date to holders of record of the Series C Preferred Units on the record date fixed by the Partnership acting through the General Partner, which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

      (c) Priority as to Distributions. (i) So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interests of the Partnership ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series C Preferred Units (collectively, "Junior Units"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all
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distributions accumulated on all Series C Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Partnership Units ranking junior to the Series C Preferred Units as to distributions and upon liquidation, winding-up or dissolution or (c) the redemption of Partnership Interests corresponding to any Series C Preferred Shares (as hereinafter defined), Parity Preferred Shares (as such term is defined in the Declaration of Trust of the General Partner, as supplemented (the "Charter")), or Junior Shares (as such term is defined in the Charter) to be purchased by the General Partner pursuant to Article 3 of the Charter to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article 3 of the Charter.

            (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series C Preferred Units, all distributions authorized and declared on the Series C Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series C Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

      (d) No Further Rights. Holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

      Section 4. Liquidation Proceeds. (a) Upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series C Preferred Units shall be made in accordance with Section 13.2 of the Partnership Agreement.

      (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty
(60) days prior to the payment date stated therein, to each record holder of the Series C Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

      (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

      (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale,
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conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

      Section 5. Optional Redemption. (a) Right of Optional Redemption. The Series C Preferred Units may not be redeemed prior to the fifth (5th) anniversary of the issuance date. On or after such date, the Partnership shall have the right to redeem the Series C Preferred Units, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holders of Series C Preferred Units (the "Redemption Price"); provided, however, that no redemption pursuant to this
Section 5 will be permitted if the Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the redemption date to the extent not previously distributed or distributed pursuant to Section 3(a). If fewer than all of the outstanding Series C Preferred Units are to be redeemed, the Series C Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

      (b) Limitation on Redemption. The Partnership may not redeem fewer than all of the outstanding Series C Preferred Units unless all accumulated and unpaid distributions have been paid on all Series C Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

      (c) Procedures for Redemption. (i) Notice of redemption will be (A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (1) the redemption date, (2) the Redemption Price, (3) the aggregate number of Series C Preferred Units to be redeemed and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units to be redeemed,
(4) the place or places where such Series C Preferred Units are to be surrendered for payment of the Redemption Price, (5) that distributions on the Series C Preferred Units to be redeemed will cease to accumulate on such redemption date and (6) that payment of the Redemption Price will be made upon presentation and surrender of such Series C Preferred Units.

            (ii) If the Partnership gives a notice of redemption in respect of Series C
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Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York
City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series C Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series C Preferred Units upon surrender of the Series C Preferred Units by such holders at the place designated in the notice of redemption. If the Series C Preferred Units are evidenced by a certificate and if fewer than all Series C Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series C Preferred Units, evidencing the unredeemed Series C Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series C Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series C Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

      Section 6. Voting Rights. (a) General. Holders of the Series C Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in the Partnership Agreement and except as set forth below.

      (b) Certain Voting Rights. So long as any Series C Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests senior to the Series C Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up of the Partnership or reclassify any Partnership Interests of the Partnership into any such senior Partnership Interests, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Partnership Interests,
(ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify, any Partnership Interest into any such Partnership Interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests but only to the extent such Parity Preferred Units are issued to an Affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not Affiliates of the Partnership (or to Affiliates purchasing the preferred stock of the same series on the same terms as non-affiliated purchasers) or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease all or substantially all of its assets to, any
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corporation or other entity or (B) amend, alter or repeal the provisions of the
Partnership Agreement, including without limitation this Section, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all or substantially all of the Partnership's assets as an entirety, so long as (1) the Partnership is the surviving entity and the Series C Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series C Preferred Units for other interests in such entity having substantially the same terms and rights as the Series C Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up of the Partnership, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series C Preferred Units and no vote of the Series C Preferred Units shall be required in such case; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (y) junior to the Series C Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the Partnership, or (z) on a parity with the Series C Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up of the Partnership to the extent such Partnership Interests are not issued to an Affiliate, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not Affiliates, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and no vote of the Series C Preferred Units shall be required in such case.

      In addition to the foregoing, the Partnership will not (x) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a holder of Series C Preferred Units to exercise its rights set forth herein to effect an exchange or redemption pursuant to Section 8, except with the written consent of such holder; or (y) amend, alter, or repeal or waive Section 3.1, 11.3(d) or 7.5(a) of the Partnership Agreement without the affirmative vote of at least a majority of the Series C Preferred Units outstanding at the time.

      (c) No General Partner Voting Rights. Notwithstanding anything to the contrary in this Section 6, in no event shall the General Partner or any of its Affiliates have any voting, consent or approval rights in respect of any Series C Preferred Units it or they may hold, and any percentage or portion of outstanding Series C Preferred Units that may be required hereunder for any vote, consent or approval of holders thereof shall be determined as if all Series C Preferred Units then held by the General Partner or any of its Affiliates were not outstanding.

      Section 7. Transfer Restrictions. The Series C Preferred Units shall be subject to the provisions of Article XI of the Partnership Agreement, provided, however, that (i) notwithstanding the provisions of such Article XI, the holders of the Series C Preferred Units
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shall have the absolute right to transfer their units so long as such transfers
(1) do not result in more than five (5) Partners in the aggregate holding the Series C Preferred Units (within the meaning of Section 1.7704-1 (h)(1)(ii) of the U.S. Treasury Regulations (including by reason of Section 1.7704-1 (h)(3) or any successor provision of law)) and (2) do not violate Section 11.3(e) of
Article XI, (ii) the General Partner shall act reasonably in exercising its discretion pursuant to the provisions of Section 11.4(a)(ii) to transferees of Series C Preferred Units, (iii) the provisions of Clause B of Section 11.3(d) shall not be applicable to holders of Series C Preferred Units if at the time of such transfer, the Partnership already has 100 Partners; (iv) if only a portion of the Series C Preferred Units shall be transferred, the transferee of such transferred Series C Preferred Units shall, subject to the provisions of Section 11.4, be substituted as a Limited Partner in place of the transferring holders only as to the Series C Preferred Units so transferred; and (v) the provisions of Sections 11.6(c) and 11.6(d) shall not be applicable to any transfer of Series C Preferred Units; and provided further that "transfer" when used in
Article XI shall not be deemed to include any exchange pursuant to Section 8 below. Notwithstanding anything in this Agreement to the contrary, the Series C Preferred Units shall be freely transferable to LLC.

      Section 8. Exchange Rights. (a) Right to Exchange. (i) Series C Preferred Units will be exchangeable in whole or in part at anytime on or after the tenth
(10th) anniversary of the date of issuance, at the option of the holders of more than 50% of all outstanding Series C Units, for authorized but previously unissued shares of 8.625% Series C Cumulative Redeemable Preferred Shares of the General Partner (the "Series C Preferred Shares") at an exchange rate of one Series C Preferred Share for one Series C Preferred Unit, subject to adjustment as described below (the "Exchange Price"), provided that the Series C Preferred Units will become exchangeable at any time, in whole or in part, at the option of the holders of more than 50% of all outstanding Series C Units, for Series C Preferred Shares if (y) at any time full distributions shall not have been timely made on any Series C Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive; provided, however, that a distribution in respect of Series C Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which fall distributions were not timely made or (z) upon receipt by a holder or holders of Series C Preferred Units of (1) a notice from the General Partner that the General Partner or a Subsidiary of the General Partner has become aware of facts that will or likely will cause the Partnership to become a PTP, (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series C Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series C Preferred Units may be exchanged for Series C Preferred Shares, in whole or in part, at the option of any holder prior to the tenth (10th) anniversary of the issuance date and after the third (3rd) anniversary thereof if such holder of a Series C Preferred Units shall deliver to the General Partner either (i) a private letter ruling addressed to such holder of Series C Preferred Units or
(ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series C Preferred Units at such earlier time would not cause the Series C
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Preferred Units to be considered "stock and securities" within the meaning of
Section 351(e) of the Code for purposes of determining whether the holder of such Series C Preferred Units is an "investment company" under Section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series C Preferred Units, if a holder thereof so determines, may be exchanged in whole or in part for Series C Preferred Shares if (1) such holder concludes based on results or projected results that there exists (in the reasonable judgment of such holder) an imminent and substantial risk that such holder's interest in the Partnership represents or will represent more than 18.0% of the total profits of or capital interests in the Partnership for a taxable year, (2) such holder delivers to the General Partner an opinion of nationally recognized independent counsel, reasonably acceptable to the General Partner to the effect that there is a substantial risk that its interest in the Partnership does not or will not satisfy the 18.0% limit and (3) the General Partner agrees with the conclusions referred to in clauses (1) and (2) of this sentence, such agreement not to be unreasonably withheld.

            (ii) Notwithstanding anything to the contrary set forth in Section 8(a)(i) hereof, if an Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series C Preferred Units for cash in an amount equal to the original Capital Contribution per Series C Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series C Preferred Units for cash pursuant to this Section 8(a)(ii) hereof by giving each holder of record of Series C Preferred Units notice of its election to redeem for cash, within five (5) Business Days after receipt of the Exchange Notice, by (y) fax, and (z) registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the redemption price, (C) the place or places where the Series C Preferred Units are to be surrendered for payment of the redemption price, (D) that distributions on the Series C Preferred Units will cease to accrue on such redemption date; (E) that payment of the redemption price will be made upon presentation and surrender of the Series C Preferred Units and (F) the aggregate number of Series C Preferred Units to be redeemed, and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units being redeemed.

            (iii) In the event an exchange of all or a portion of Series C Preferred Units pursuant to Section 8(a)(i) hereof would violate the provisions on ownership limitation of the General Partner set forth in Article 3 of the Charter with respect to the Series C Preferred Shares, the General Partner shall give written notice thereof to each holder of record of Series C Preferred Units, within five (5) Business Days following receipt of the Exchange Notice, by (y) fax, and (z) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series C Preferred Units shall be entitled to exchange, pursuant to the provision of Section 8(b) a number of Series C Preferred Units
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which would comply with the provisions on the ownership limitation of the
General Partner set forth in such Article 3 of the Charter and any Series C Preferred Units not so exchanged (the "Excess Units") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the redemption price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the redemption price will be made upon presentation and surrender of such Excess Units. In the event an exchange would result in Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (1) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of stock of the General Partner (without regard to the limits described above) will not cause any individual to Beneficially Own in excess of the Ownership Limit (all as defined in the General Partner's Charter); and (2) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates.

      To the extent the General Partner would not be able to pay the cash set forth above in exchange for the Series C Excess Units, and to the extent consistent with the Charter, the General Partner agrees that it will grant to the holders of the Series C Preferred Units exceptions to the Beneficial Ownership Limit and Constructive Ownership Limit set forth in the Charter sufficient to allow such holders to exchange all of their Series C Preferred Units for Series C Preferred Shares, provided such holders furnish to the General Partner representations acceptable to the General Partner in its sole and absolute discretion which assure the General Partner that such exceptions will not jeopardize the General Partner's tax status as a REIT for purposes of federal and applicable state law.

      Notwithstanding any provision of this Agreement to the contrary, no Series C Limited Partner shall be entitled to effect an exchange of Series C Preferred Units for Series C Preferred Shares to the extent that ownership or right to acquire such shares would cause the Partner or any other Person or, in the opinion of counsel selected by the General Partner, may cause the Partner or any other Person, to violate the restrictions on ownership and transfer of Series C Preferred Shares set forth in the Charter. To the extent any such attempted exchange for Series C Preferred Shares would be in violation of the previous sentence, it shall be void ab initio and such Series C Limited Partner shall not acquire any rights or economic interest in the Series C Preferred Shares otherwise issuable upon such exchange.

            (iv) The redemption of Series C Preferred Units described in Section 8(a)(ii) and (iii) shall be subject to the provisions of Section 5(c)(ii); provided, however, that the term "Redemption Price" in such section shall be read to mean the original Capital Contribution per

Series C Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

      (b) Procedure for Exchange. (i) Any exchange shall be exercised pursuant to a notice of exchange (the "Exchange Notice") delivered to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The exchange of Series C Preferred Units, or a specified portion thereof, may be effected after the fifth (5th) Business Day following receipt by the General Partner of the Exchange Notice by delivering certificates, if any, representing such Series C Preferred Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series C Preferred Units to the office of the General Partner maintained for such purpose. Currently, such office is Two Center Plaza, Suite 200, Boston, Massachusetts 02108. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series C Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Exchange Price shall have been paid. Any Series C Preferred Shares issued pursuant to this Section 8 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act of 1933 and relevant state securities or blue sky laws.

            (ii) In the event of an exchange of Series C Preferred Units for Series C Preferred Shares, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series C Preferred Units tendered for exchange shall (A) accrue on the Series C Preferred Shares into which such Series C Preferred Units are exchanged, and (B) continue to accrue on such Series C Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series C Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series C Preferred Unit that was validly exchanged into Series C Preferred Shares pursuant to this section (other than the General Partner now holding such Series C Preferred Unit), receive a cash distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the Series C Preferred Shares for which such Series C Preferred Unit was exchanged or redeemed.

      Further, for purposes of the foregoing, in the event of an exchange of Series C Preferred Units for Series C Preferred Shares, if the accrued and unpaid distributions per Series C Preferred Unit is not the same for all Series C Preferred Units, the accrued and unpaid distributions per Series C Preferred Unit for all Series C Preferred Units shall be equal to the greatest amount of such accrued and unpaid distributions per Series C Preferred Unit on any such unit.

            (iii) Fractional shares of Series C Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series C Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

      (c) Adjustment of Exchange Price. (i) The Exchange Price is subject to adjustment upon certain events, including (a) subdivisions, combinations and reclassifications of the Series C Preferred Shares and (b) distributions to all holders of Series C Preferred Shares of evidences of indebtedness of the General Partner or assets (including securities but excluding dividends and distributions paid out of equity applicable to Series C Preferred Shares).

                  (ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series C Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series C Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Series C Preferred Shares or fraction thereof into which one Series C Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction, whether or not any Series C Preferred Shares are then outstanding if the terms thereof are inconsistent with the foregoing. In addition, so long as a Series C Limited Partner or any of its permitted successors or assigns hold any Series C Preferred Units, as the case may be, the General Partner shall not, without the affirmative vote of the holders of at least two-thirds in the aggregate of the Series C Preferred Units outstanding at the time and the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time: (a) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series C Preferred Shares with respect to the payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares; (b) designate or create, or increase the authorized or issued amount of, any Parity Preferred Shares or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent that such Parity Preferred Shares are issued to an Affiliate of the General Partner (unless the Affiliate is purchasing on the same terms in the same series as a non- affiliate); (c) amend, alter or repeal the provisions of the Charter or bylaws of the General Partner, whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Shares or the holders thereof; provided, however, that any increase in the amount of authorized Preferred Shares or the creation or issuance of any other series or class of Preferred Shares, or any increase in the amount of authorized shares of each class or series, in each case ranking either (1) junior to the Series C Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (2) on a parity with the Series C Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Shares are not issued to an Affiliate of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      Section 9. No Conversion Rights. (a) The holders of the Series C Preferred Units shall not have any rights to convert such Partnership Units into any other class of Partnership Interests or any interest in the Partnership; (b) The Series C Preferred Units shall not be subject to the provisions of Section 4.2(e) of the Partnership Agreement.

      Section 10. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series C Preferred Units.

      Section 11. Admission of Limited Partner; Exhibits to Partnership Agreement. In accordance with Section 12.2(b), Contributor is hereby admitted as an Additional Limited Partner. In order to duly reflect the issuance of Series C Preferred Units provided for herein, the Partnership Agreement will be amended by deleting Exhibit A attached thereto and substituting a new Exhibit A attached hereto therefor within 10 business days hereof.

      Section 12. Reaffirmation. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

      Section 13. Amendments to Partnership Agreement. The following shall be incorporated into Section 14.1(c) of the Partnership Agreement:

            "Notwithstanding any other provisions of this Agreement, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected if such amendment or action would (i) convert a Limited Partner's interest in the Partnership into a general partner's interest (except as the result of the General Partner acquiring such interest), (ii) modify the limited liability of a Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5 or Section 13.2, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2(a)), (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 or 13.1, (v) alter the redemption or exchange rights as set forth in Sections 5 and 8 hereof, respectively, or
      (vi) amend this Section 12. Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this Section 12 without the Consent specified in such section. Any such amendment or action consented to by any Limited Partner shall be effective as to that Limited Partner, notwithstanding the absence of such consent by any other Limited Partner."

      IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.


                              CABOT INDUSTRIAL TRUST


                              By: /s/ Neil Waisnor
                                  -----------------------------------
                                  Name: Neil Waisnor
                                  Title: Senior Vice President


                              CONTRIBUTOR


                              By:   ___________________, its Managing Member

                                    By:
                                       --------------------------------
                                          Name:
                                          Title Sr. Vice President